UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Clinical and Commercial Services Agreement

On October 31, 2016, Ophthotech Corporation (“Ophthotech”) and Ajinomoto Althea, Inc. (“Althea”) entered into a Clinical and Commercial Services Agreement (the “ Services Agreement”).

Pursuant to the Services Agreement, Althea has agreed to provide clinical and commercial fill/finish services for Ophthotech’s product candidates Fovista® and Zimura®, as well as any future product candidates that the parties may mutually agree. The Services Agreement has an initial term that will expire on the earlier of (i) eight years following the achievement of certain production and validation milestones under the CRA (as defined below) and (ii) December 31, 2027, absent termination by either party in accordance with the terms of the Services Agreement. The initial term of the Services Agreement may be extended by mutual agreement of the parties. The amount payable by Ophthotech to Althea under the Services Agreement is based on the volume of product that Ophthotech orders, subject to reduction following the successful validation of certain high-speed fill/finish line equipment specified in the CRA, and further subject to periodic adjustments over the term of the Services Agreement. In addition, in the event that Ophthotech orders a specified volume of product, Althea has agreed to supply biological or pharmaceutical drug products meeting certain parameters exclusively to Ophthotech.

Ophthotech may cancel any purchase order under the Services Agreement at any time, subject to the payment of specified cancellation fees.  Ophthotech may terminate the Services Agreement, without cause, as of any date following the third anniversary of the effective date upon six months’ prior notice to Althea. Each party also has the right to terminate the Services Agreement for other customary reasons such as material breach and bankruptcy.

The Services Agreement contains provisions relating to compliance by Althea with current Good Manufacturing Practices, cooperation by Althea in connection with marketing applications for Ophthotech’s product candidates, indemnification, confidentiality, dispute resolution and other customary matters for an agreement of this kind.

Capacity Reservation Agreement

On October 31, 2016, Ophthotech and Althea also entered into a Capacity Reservation Agreement (the “CRA” and together with the Services Agreement, the “Althea Agreements”). Under the CRA, Althea commits to make available to Ophthotech certain minimum guaranteed capacity on a new high-speed fill/finish line to be purchased and installed by Althea in a new manufacturing facility in San Diego, California, in exchange for Ophthotech providing capacity reservation fee payments in an aggregate amount of up to $16.0 million. Ophthotech has agreed to pay such fees in installments through an upfront payment, which will become payable if Ophthotech does not terminate the CRA pursuant to the termination option described below, and based upon the achievement of validation and production milestones in respect of the new equipment and facility as specified in the CRA. To date, Ophthotech has made non-refundable payments of approximately $1.6 million with respect to its $16.0 million commitment to support certain engineering activities with respect to the high-speed fill/finish line.

Pending completion of the new high-speed line, and thereafter in the event the high-speed line becomes unavailable, Ophthotech is entitled to certain priority capacity on Althea’s existing fill/finish equipment.  If the high-speed line and facility have not achieved specified validation criteria by the later of (i) December 31, 2019 or (ii) the date that is 35 months following the termination option exercise date (as defined below), subject to limitations set forth in the CRA, Althea will either credit against unpaid fee amounts or provide a refund to Ophthotech in an amount equal to $1 million per full calendar month that such validation is delayed, up to $8 million in the aggregate.

The CRA has an initial term that will expire eight years following the achievement of specified validation and production milestones, absent termination by either party in accordance with the terms of the CRA. The initial term of the CRA may be extended by mutual agreement of the parties.

Ophthotech may terminate the CRA within 30 days following the date on which Ophthotech first publicly announces the initial, top-line data from its two ongoing, Phase 3 clinical trials of Fovista® in combination with

Lucentis® as compared with Lucentis monotherapy for the treatment of wet age-related macular degeneration (the “data announcement date” and the date that is 30 days following the data announcement date, the “termination option exercise date”), and each of Ophthotech and Althea may terminate the CRA in the event that the data announcement date does not occur within a specified period of time. Ophthotech may also terminate the CRA if Althea does not deliver conforming product constituting at least a specified percentage of the binding purchase orders made under the Services Agreement over certain periods of time. Each party also has the right to terminate the CRA for other customary reasons such as material breach and bankruptcy.

The CRA contains a covenant for Althea to use commercially reasonable efforts to diligently pursue the purchase and validation of the high-speed line and facility, as well as other customary provisions for an agreement of this kind.

Ophthotech expects to file each of the Althea Agreements as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2016, and intends to seek confidential treatment for certain terms and provisions of the Althea Agreements. The foregoing descriptions are qualified in their entirety by reference to the complete text of the Althea Agreements when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: November 4, 2016	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary